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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
  Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                                of the Securities
                              Exchange Act of 1934
                          Commission File Number 1-6192
                         GROUND ROUND RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)
       35 BRAINTREE HILL OFFICE PARK, BRAINTREE, MASSACHUSETTS 02184-9078
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        COMMON STOCK, PAR VALUE $.16-2/3

            (Title of each class of securities covered by this Form)
                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [X]                Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(2)(i) [ ]
               Rule 12g-4(a)(2)(i) [ ]                Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii) [ ]                          Rule 15d-6 [ ]
               Rule 12h-3(b)(1)(i) [X]

               Approximate number of holders of record as of the certification or notice date:
                         ONE

               Pursuant to the requirements of the Securities Exchange Act of 1934 Ground Round Restaurants, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 17, 1997               BY:  /s/ Robin L. Moroz
                                            Vice President, General Counsel
                                            and Secretary

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under this Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an office of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.